Exhibit 99.1

Report of Independent Certified Public Accountants

Board of Directors

EyeWonder Incorporated and Subsidiaries

We have audited the accompanying balance sheets of EyeWonder Incorporated and Subsidiaries (a Delaware corporation) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeWonder Incorporated and Subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 12, 2010

EYEWONDER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$2,196	$2,084
Restricted cash (Note 1)	263	—
Trade accounts and other receivable, net (Note 2)	11,948	9,806
Prepaid expenses and other current assets	525	278

Total current assets	14,932	12,168
Property and equipment, net (Note 3)	1,255	901
Intangible assets, net	408	642
Goodwill	389	—
Available-for-sale securities (Note 1)	985	107
Deferred financing costs (Note 1)	149	213
Deposits	322	317
Other non-current assets	17	135

Total assets	$18,457	$14,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Loan payable, current portion (Note 6)	$50	$52
Accounts payable	1,300	1,845
Accrued liabilities (Note 4)	2,739	848
Notes payable to related party (Note 6)	681	289
Capital lease obligation, current portion	115	—
Customer deposits	17	17

Total current liabilities	4,902	3,051
Loan payable, less current portion (Note 6)	10,600	4,239
Capital lease obligation, less current portion	225	—
Debt conversion liability (Note 1)	—	145

Total liabilities	15,727	7,435

Stockholders’ equity
Common stock — $0.001 par value, 35,000,000 authorized shares; 11,397,520 and 10,308,889 shares issued and outstanding at December 31, 2009 and 2008, respectively	11	10
Additional paid-in capital (Note 1)	8,451	6,135
Preferred stock series A — $0.001 par value, 1,166,667 authorized shares; 870,000 shared issued and outstanding at December 31, 2009 and 2008	1,305	1,305
Preferred stock series B — $0.001 par value, 5,500,000 authorized shares; 5,219,305 shares issued and outstanding at December 31, 2009 and 2008	3,878	3,878
Preferred stock series C — $0.001 par value, 5,500,000 authorized shares; 0 and 654,334 shares issued and outstanding at December 31, 2009 and 2008, respectively	—	4,948
Accumulated deficit	(10,492)	(8,504)
Accumulated other comprehensive income/(loss)	425	(293)

Total EyeWonder, Incorporated stockholders equity	3,578	7,479
Accumulated deficit of noncontrolling interests	(536)	(140)

	3,042	7,339
Stockholder notes receivable (Note 1)	(312)	(291)

Total stockholders’ equity	2,730	7,048

Total liabilities and stockholders’ equity	$18,457	$14,483

See accompanying notes to consolidated financial statements.

EYEWONDER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years ended December 31,
	2009	2008
Revenue	$35,294	$25,533
Operating expenses
Salaries, wages, and employee benefits	21,559	15,540
Selling, general and administrative expenses	7,731	6,731
Depreciation and amortization	807	541
Other production costs	2,993	3,408

Total operating expenses	33,090	26,220

Operating income/(loss)	2,204	(687)
Other income/(expense)
Interest income	37	72
Interest expense (Note 1)	(3,377)	(943)

Loss before income tax expense	(1,136)	(1,558)

Income tax expense	955	—
Consolidated net loss	$(2,091)	$(1,558)

Less: net loss attributable to the noncontrolling interests	(396)	(683)
Net loss attributable to EyeWonder Incorporated	$(1,695)	$(875)

See accompanying notes to consolidated financial statements.

EYEWONDER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES

IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	EyeWonder Incorporated Shareholders										Accumulated Loss for Noncontrolling Shareholders
	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Stockholders Equity (Deficit)	Stockholder Notes Receivable	Comprehensive Income/(Loss)
Balance as of December 31, 2007	$10	$1,305	$3,878	$—	$5,057	$(7,086)	$(1)	$3,163	$(270)		$—
Net loss	—	—	—	—	—	(1,418)	—	(1,418)	—	$(1,418)	(140)
Stock-based compensation	—	—	—	—	454	—	—	454	—	—	—
Note conversion	—	—	—	—	375	—	—	375	—	—	—
Stock options exercised	—	—	—	—	298	—	—	298	—	—	—
Purchase of stock	—	—	—	—	(250)	—	—	(250)	—	—	—
Warrants issued	—	—	—	—	201	—	—	201	—	—	—
Sale of preferred stock	—	—	—	4,948	—	—	—	4,948	—	—	—
Interest on stockholders notes	—	—	—	—	—	—	—	—	(21)	—	—
Unrealized loss on available for sale securities, net of tax	—	—	—	—	—	—	(308)	(308)	—	(308)	—
Foreign currency translation, net of tax	—	—	—	—	—	—	16	16	—	16	—

Balance as of December 31, 2008	$10	$1,305	$3,878	$4,948	$6,135	$(8,504)	$(293)	$7,479	$(291)	$(1,710)	$(140)

Net loss	—	—	—	—	—	(1,695)	—	(1,695)	—	(1,695)	(396)
Stock-based compensation	—	—	—	—	241	—	—	241	—	—	—
Repurchase and cancellation of stock	—	—	—	—	(37)	—	—	(37)	—	—	—
Conversion of derivative liability	—	—	—	(4,948)	1,613	(293)	—	(3,628)	—	—	—
Interest on stockholders notes	—	—	—	—	—	—	—	—	(21)	—	—
Issuance of common stock	1	—	—	—	499	—	—	500	—	—	—
Unrealized gain on available for sale securities, net of tax	—	—	—	—	—	—	657	657	—	657	—
Foreign currency translation, net of tax	—	—	—	—	—	—	61	61	—	61	—

Balance as of December 31, 2009	$11	$1,305	$3,878	$—	$8,451	$(10,492)	$425	$3,578	$(312)	$(977)	$(536)

See accompanying notes to consolidated financial statements.

EYEWONDER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2009	2008
Net loss	$(2,091)	$(1,558)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	807	541
Gain on disposal of property and equipment	—	(1)
Bad debt expense	323	—
Stock-based compensation	241	454
Net non-cash interest expense	2,626	322
Employee notes payable forgiven	—	(368)
Changes in operating assets and liabilities
Trade accounts and notes receivable	(2,465)	(2,986)
Prepaid expenses and other current assets	(247)	(267)
Deposits and other non-current assets	52	(226)
Accounts payable	(545)	1,050
Accrued liabilities	1,891	(215)
Customer deposits	—	(242)

Net cash provided by/(used in) operating activities	592	(3,496)

Investing activities
Purchase of property and equipment	(575)	(580)
Purchase of available-for-sale securities	(450)	(415)
Proceeds from sale of available-for-sale securities	229	—
Cash paid for acquisition	(322)	(657)
Increase in restricted cash	(263)	—
Proceeds from sale of property and equipment	—	11

Net cash used in investing activity	(1,381)	(1,641)

Financing activities
Borrowings on term note	—	1,000
Repayments of short-term borrowings	(2)	(334)
Repayments on capital lease	(27)	—
Issuance of notes payable to related party	392	289
Issuance of preferred stock	—	5,000
Repurchase of common stock	(37)	(250)
Issuance of common stock	500	—
Proceeds from exercise of common stock options	—	298
Deferred financing costs	—	(110)

Net cash provided by financing activities	826	5,893
Net effect of foreign currency on cash	75	41

Net increase in cash	112	797
Cash and cash equivalents, beginning of year	2,084	1,287

Cash and cash equivalents, end of year	$2,196	$2,084

Supplemental cash flow information
Interest paid	$768	$513
Income taxes paid	522	—
Non-cash investing activities
Mark-to-market adjustment for available for sale securities	$657	$(308)
Issuance of capital lease	367	—
Non-cash financing activities
Conversion of derivative liability (Note 6)	$7,751	$—
Fair value of warrants issued in conjunction with debt	—	201
Fair value of Series C debt conversion feature at date of issue	—	52
Conversion of debt to common stock	—	375

See accompanying notes to consolidated financial statements.

EYEWONDER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amount)

1. Summary of Significant Accounting Policies

Nature of Operations

EyeWonder, Inc. (the Company) is a provider of online video and rich media advertising products and services. Since 1999, the Company has been enabling advertisers and agencies to easily connect the most compelling and effective campaigns to their most desirable audiences. The Company’s in-page, in-stream and mobile advertising products can combine the quality and power of flash video, the latest creative features, and online tracking and reporting capabilities to enhance the impact and effectiveness of any rich media advertising campaign. The Company operates offices in Atlanta, New York, Dallas, San Francisco, Los Angeles, Chicago, Dublin, Cologne, London, Madrid, Amsterdam, and Sydney.

Principles of Consolidation and Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the Company’s majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to generate sufficient cash flow to meet its obligations, to obtain additional financing and to ultimately attain profitable operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with original maturities of three months or less to be cash equivalents.

Revenue Recognition

All revenue is recognized in the month services were delivered, regardless of the timing of cash receipts. Early payments are not recognized as revenue but are recorded as customer deposits until the ads have been served and impressions have been generated. Revenues are based on a contractually specified rate per impression.

Restricted Cash

A letter of credit secures the Company’s capital lease obligation and is collateralized by $263 of cash. When the capital lease is repaid, the letter of credit would no longer be required and the restricted cash would be available for general use. Restricted cash is excluded from cash and cash equivalents in the accompanying balance sheets.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurements and Disclosures,” which clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about fair value measurements. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is:

Level 1 – Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 – Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The following table presents the fair value measurements of assets recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the ASC No. 820 fair value hierarchy in which the fair value measurements fall at December 31, 2009:

	Level 1	Level 2	Level 3
Available-for-sale security	$985	$—	$—

Accounts Receivable

The Company’s accounts receivable are comprised of amounts due from customers. Credit is extended based on the customer’s credit quality and history with the Company. Accounts receivable are stated at amounts due, net of an allowance for doubtful accounts. The Company determines its allowance by considering the length of time receivables are past due, the Company’s previous loss history and the customer’s ability to pay its obligation. The Company writes off accounts receivables when they become uncollectible.

Noncontrolling Interests

The Company adopted the accounting provisions of ASC No. 810 “Consolidation” on a prospective basis as of the beginning of the Company’s 2009 fiscal year. ASC No. 810 establishes new standards governing the accounting for and reporting of (1) noncontrolling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. The Company also adopted the presentation and disclosure requirements of ASC No. 810 on a retrospective basis in 2009. The adoption of ASC No. 810 changes the basis of the consolidated financial statement presentation and is reflected in the accompanying financial statements as noncontrolling interests.

Derivatives

All derivatives are accounted for using ASC No. 815, “Derivatives and Hedging”. Accordingly, the Company recognizes these derivatives in the Consolidated Financial Statements at fair value and they are reported in other assets or liabilities. Classification of each derivative as current or noncurrent is based upon whether the maturity of the instrument is less than or greater than 12 months. Changes in the fair value of a derivative are recorded in other income and expense.

In May 2008, the Company issued 654,534 shares of Series C preferred stock for $5,000. The holder of the Series C preferred stock has the right to exchange all of its shares for Senior Subordinated Notes plus accrued interest from the date of issuance and warrants to purchase shares of common stock representing 0.33% of fully diluted outstanding shares at the time of conversion for each $1,000 in Series C converted. As a result, the Company determined that the fair value of the debt conversion feature would be recorded as an embedded derivative liability and marked to fair value at each reporting period with changes in fair value recognized in earnings.

In determining the fair value of the Series C debt conversion feature, the Company used the probability-weighted expected return methodology that incorporates elements the holder is likely to consider, including the expected future value of the Company, the likelihood of an event that may force exercise of the debt conversion option, and the likely maximum return to the investor. Using this methodology, the value of the derivative was calculated as the present value of the difference between the return to Series C Preferred investors with and without the debt conversion option.

In May 2008, upon issuance of the Series C preferred stock, the value of the debt conversion feature was recorded as a liability of $52. At December 31, 2008 the debt conversation feature was valued at $145 and the additional liability of $93 was recorded as interest expense. In 2009, the Company recorded additional interest expense on the debt conversion feature of $2,606. As a result of the exercise of the debt conversion feature in December 2009, the associated derivative liability was extinguished. See Note 6 — Loans Payable.

Deferred Financing Costs

Deferred financing costs represent primarily legal and loan costs to obtain financing. These costs are amortized using the effective interest method over the term of the related debt. The Company capitalized $0 and $110 for the years ended December 31, 2009 and 2008, respectively. The Company expensed costs of approximately $59 and $49 for the years ended December 31, 2009 and 2008, respectively, which is included in interest expense.

Investments

Investment securities consist of readily marketable equity securities. Unrealized gains or losses are charged to earnings for investments classified as trading and to shareholders’ equity for investments classified as available-for-sale.

Investments in certain companies over which the Company exerts significant influence, but do not control the financial and operating decisions, are accounted for using the equity method. Other investments that are not controlled, and over which the Company does not have the ability to exercise significant influence, are accounted for under the cost method.

The Company holds one publicly traded security and has deemed such shares as available-for-sale. All temporary benefits or impairments are marked to market and are recorded as a component of other comprehensive income/(loss) in shareholders’ equity.

The following table represents the activity of available-for-sale securities:

Year ended December 31,	2009	2008
Beginning Balance	$107	$—
Purchases	450	415
Proceeds from sale of securities	(229)	—

Ending Balance	328	415
Unrealized gain/(loss) on available-for-sale	657	(308)

Net available-for-sale securities	$985	$107

Restricted Investments

Restricted investments are carried at the market value of the investment at the end of the period. The investment was received as payment for services to be provided to a customer. The offset to these investments was deferred revenue. Any adjustments to the market value are reflected as an adjustment to deferred revenue in accordance with ASC No. 505, “Equity.” As of December 31, 2009 and 2008 the balance was $2 and was included in other non-current assets.

Foreign Currency Translation

The functional currencies of the Company’s foreign operations are their respective local currencies. The assets and liabilities of these operations are translated into U.S. dollars at the end of the period exchange rates, and the revenues and expenses are translated at weighted-average rates for the period. The gains or losses from these translations are included in other comprehensive income, which is part of stockholders’ equity (deficit). Gains or losses from transactions denominated in a currency other than the functional currency of the subsidiary involved are included in net income or other comprehensive income as appropriate.

Cash Flow Presentation

The Statement of Cash Flows is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. The reconciliation adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net earnings. The adjustments also remove cash flows from operating activities arising from investing and financing activities, which are presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash payments related to income taxes are classified as operating activities.

Stockholder Notes Receivable

Stockholder notes receivable primarily represent loans to employees of the Company. These loans bear interest at 8% per annum and may be prepaid at any time but must be repaid two years from date of the loan. The difference between the amounts due in the future and the net present value reflected at December 31, 2009 and 2008, respectively, will be recorded as interest income. The balance was $312 and $291 for the years ended December 31, 2009 and 2008, respectively. These notes are classified as a reduction to stockholders’ equity (deficit) in accordance with ASC No. 215, “Statement of Shareholder Equity.”

Long-lived Asset Impairment

The Company evaluates the recoverability of its long-lived assets in accordance with ASC No. 420 “Exit or Disposal cost obligations”. ASC No. 420 requires recognition of impairment of long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. For the years ended December 31, 2009 and 2008, the Company did not recognize any such impairment charges.

Research and Development and Software Development Costs

Research and development costs are expensed as incurred. Development costs were $3,064 and $652 for the years ended December 31, 2009 and 2008, respectively, and are recorded primarily as a component of salaries, wages, and employee benefits. Costs incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives. To date, software development costs incurred after technological feasibility has been established have not been material.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost and accumulated depreciation of assets sold, retired or otherwise disposed of are removed from the accounts, and the related gain or loss is credited or charged to income. The estimated useful lives of property and equipment are as follows:

Years
Furniture and fixtures	3-5
Computer equipment	2-3
Leasehold improvements	Lesser of lease term or useful life

Selling, General and Administrative Expenses

Selling, general and administrative expenses include selling and marketing expense, travel expenses, professional services, advertising costs and rent. All costs of advertising are expensed by the Company in the period in which the costs are incurred. Advertising expense approximated $676 and $909 for the years ended December 31, 2009 and 2008, respectively.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise from transactions and other events from non-owner sources. Comprehensive income includes net income and other changes in equity, which are not recorded in the consolidated statements of operations and are reported as separate components of equity. Comprehensive income includes net income, unrealized gains and losses on available-for-sale securities and the change in the cumulative foreign currency translation adjustment.

Accumulated other comprehensive gain/(loss) consists of the following:

	Gain/(Loss) on Foreign Currency Translation	Unrealized Gain/(Loss) on Available-for-sale Securities	Total
December 31, 2007	$(1)	$—	$(1)
Net activity in 2008	16	(308)	(292)

December 31, 2008	15	(308)	(293)
Net activity in 2009	61	657	718

December 31, 2009	$76	$349	$425

Stock Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provision of ASC No. 718, “Compensation — Stock Compensation,” which requires the fair value of stock options to be measured and recognized in earnings, using the prospective transition method. This method allows the application of the provisions of ASC No. 718 to equity-based grants awarded, cancelled or modified subsequent to adoption.

Income Taxes

Income taxes are accounted for under the asset and liability method. A valuation allowance is established against net deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

In 2009, the Company adopted guidance relating to the accounting for uncertainty in tax positions. This provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions in an enterprise’s financial statements. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon adoption and in subsequent periods. This adoption did not have a material impact on the Company’s financial statements. The Company’s policy for recording potential interest and penalties associated with uncertain tax positions is to record such items as a component of income tax expense.

2. Trade Accounts and Other Receivable

Trade accounts and notes receivable consist of the following:

December 31,	2009	2008
Billed accounts receivable	$8,102	$6,979
Unbilled accounts receivable	4,126	2,560
All other receivables	20	326

	12,248	9,865
Less allowance for doubtful accounts	(300)	(59)

Trade accounts and other receivable, net	$11,948	$9,806

The activity in the allowance for doubtful accounts during the periods consists of the following:

Years ended December 31,	2009	2008
Beginning balance, allowance for doubtful accounts	$59	$73
Bad debt expense	323	—
Accounts written off	(82)	(14)

Ending balance, allowance for doubtful accounts	$300	$59

3. Property and Equipment

Property and equipment consist of the following:

December 31,	2009	2008
Computer equipment	$1,476	$1,496
Leased computer equipment	367	—
Furniture and fixtures	190	75
Leasehold improvements	150	—
Assets in progress	—	48

	2,183	1,619
Less accumulated depreciation and amortization	(928)	(718)

Property and equipment, net	$1,255	$901

Depreciation expense was $588 and $485 for the years ended December 31, 2009 and 2008, respectively.

4. Accrued Liabilities

Accrued liabilities consist of the following:

December 31,	2009	2008
Accrued commissions	$1,102	$316
Accrued salaries and related costs	872	225
Accrued taxes (including VAT)	545	100
Accrued legal and accounting costs	13	104
All other accrued liabilities	207	103

Total accrued liabilities	$2,739	$848

5. Acquisitions

On January 9, 2008, the Company completed its acquisition of a majority interest in Cologne, Germany-based Vendi Interactive, GmbH (Vendi), a digital interactive advertising firm and vendor of on-line streaming ads for €955 (approximately $1,301) of which approximately one half is to be funded by the Company and approximately one half to be funded by a related third party. The terms call for €450 (approximately $657) of the purchase price to be paid at closing with the balance to be paid in two equal installments of €250 (approximately $322) each on the first and second anniversary, contingent on Vendi maintaining the significant majority of its revenue from its top five customers. Vendi will change its name to EyeWonder and retain its client base and will serve as a base for further expansion in the German market.

As a result of the acquisition, the Company recorded intangible assets of €475 (approximately $698) relating to customer relationships and a trade name with estimated lives of five years. In April 2009, the first contingency was met and €250 (approximately $322) was paid. As a result, the Company recorded additional goodwill of €225 (approximately $389 including certain transaction costs). Amortization expense was approximately $219 and $56 for the years ended December 31, 2009 and 2008, respectively.

The Company’s goodwill will be reviewed annually on December 31st for impairment in accordance with ASC No. 420 “Exit or Disposal Cost Obligations”. As of December 31, 2009, no such impairment has been identified by the Company.

6. Loans Payable

In 2006, the Company had loans payable to current and former stockholders and investors totaling approximately $3,152. The loans were convertible into stock or due upon demand. During 2007, the Company repaid approximately $803 of the loans, approximately $788 was converted to 1,303,474 shares of Series B preferred stock, and approximately $433 was forgiven by former employees. As of December 31, 2007, these loans payable were $1,128. During 2008, the Company repaid approximately $334 of the loans, approximately $375 was converted to 440,250 shares of common stock, and $368 was forgiven as part of a settlement with a former employee. During 2009, the Company repaid approximately $2 of the loans and as of December 31, 2009, these loans payable were $50 and were convertible to common stock, due upon demand; bear 0% interest and are unsecured.

On May 29, 2007, the Company obtained a $4,000 term note from a third-party financial institution and on May 18, 2008, the Company obtained and an additional $1,000 from the same third-party financial institution under the same term note. The term note calls for a single principal payment on May 31, 2012 or the date of the termination of the credit agreement. The term note carries an interest rate of 14% per annum and accrued interest is payable monthly. The term note is secured by the assets of the Company. Borrowings under the term note are subject to certain covenants and other related transactions. As of December 31, 2009 the Company was in compliance with all covenants. The outstanding balance for the term note as of December 31, 2009 was $5,000.

In conjunction with the May 29, 2007 term note, the Company issued ten-year warrants for a minimum of 431,005 shares of common stock at an exercise price of $0.0002 per share, subject to adjustment based on customary anti-dilution protections, to the same financial institution. The warrants are valued at $862 at the date of issuance and were recorded as a discount to debt and as additional paid-in-capital on the balance sheet. The value of the warrant will be amortized using the effective interest method as interest expense throughout the term of the warrant or as they are converted, whichever occurs first. All warrants are outstanding as of December 31, 2009.

In conjunction with the May 18, 2008 term note, the Company issued ten-year warrants for a minimum of 100,476 shares of common stock at an exercise price of $0.0002 per share, subject to adjustment based on customary anti-dilution protections, to the same financial institution. The warrants are valued at $201 at the date of issuance and were recorded as a discount to debt and as additional paid-in-capital on the balance sheet. The value of the warrant will be amortized using the effective interest method as interest expense throughout the term of the warrant or as they are converted, whichever occurs first. All warrants are outstanding as of December 31, 2009.

For the year ended December 31, 2009 and 2008, the Company recorded interest expense of $223 and $201, respectively, of amortization expense of the debt discount.

On December 31, 2009, the Holders of Series C preferred stock exercised their right to convert to debt and notified the Company that all issued and outstanding shares would be converted. As a result of the conversion, the Company redeemed all shares of Series C preferred stock and issued an additional term note for $6,138, which includes the original proceeds of $5,000 plus retroactive interest of $1,138. Additionally, the Company issued warrants to purchase 390,686 shares of common stock which represents 0.33% of fully diluted outstanding shares at the time of conversion for each $1,000 in Series C converted. At the date of conversion, the warrants were valued at $1,613 and was included in APIC at December 31, 2009. The warrants are outstanding as of December 31, 2009.

In conjunction with the exercise of the debt conversion feature and conversion of Series C to debt, the debt conversion derivative liability was settled. Its value immediately preceding the conversion was $2,751, which represented $1,138 in retroactive interest and $1,613 in warrants to be issued.

The increase in value of the derivative liability during 2009 of $2,606 was included as interest expense.

During 2008 and 2009, the Company obtained short term funding from a related party. The notes payable bear interest of 6%, are unsecured, and payable on December 31, 2010. The balances were $681 and $289 for the years ended December 31, 2009 and 2008, respectively.

Future annual minimum debt obligations are as follows:

Years ending December 31,
2010	$731
2011	—
2012	11,138
2013	—
Thereafter	—

$11,869

The following summarizes the outstanding balance on the debt obligations:

December 31,	2009	2008
Notes payable to current and former employees, convertible into common stock, due on demand, 0% interest, unsecured	$50	$52
Notes payable to a related party	681	289
Notes payable to a third party financial institution, 12% interest, single principal payment due May 31, 2012; secured by substantially all the Company’s assets. The interest rate for the period from July 1, 2008 to December 31, 2009 will be 14% due to the Company not being in compliance with all covenants in a prior period.	11,138	5,000

Total notes payable	11,869	5,341
Less: warrant valuation	(538)	(761)
Less: current portion	(731)	(341)

Long-term portion	$10,600	$4,239

7. Common Stock

The common stock has a par value of $0.001 per share. 35,000,000 shares have been authorized and 11,397,520 are outstanding as of December 31, 2009. Common stockholders have voting rights, are entitled to dividend distributions along with preferred stockholders and can elect all directors not specifically elected by preferred stockholders.

8. Preferred Stock

The Company has authorized 15,000,000 shares of preferred stock. The Company has designated 1,166,667 shares of the total authorized preferred stock as Series A convertible preferred stock. The Company has designated 5,500,000 shares of the total authorized preferred stock as Series B convertible preferred stock. The Company has designated 5,500,000 shares of the total authorized preferred stock as Series C convertible preferred stock. The remaining 2,833,333 shares of authorized preferred stock remain undesignated as of December 31, 2009.

The Series A convertible preferred stock (Series A) has a par value of $0.001 per share.

From August through November 2000, the Company sold 870,000 shares of the Company’s Series A at a price of $1.50 per share, resulting in net proceeds to the Company of $1,305.

Certain terms of the Series A include, but are not limited to, the following:

•	Holders are entitled to voting rights equivalent to those rights available as if the preferred stock had been converted to common stock.

•	Holders are entitled to receive the same distributions as common stockholders. The right to receive dividends is not cumulative.

•	Holders are entitled to require the redemption of the preferred stock upon a majority vote of the Series A holders.

•	Holders may convert to common stock at any time on a one-for-one basis. The conversion ratio is subject to adjustment for certain dilutive issues, as defined.

•	Holders have approval rights with respect to certain defined transactions.

•	Holders are entitled to elect one (1) director, if at least 300,000 shares are outstanding.

The total of Series A shares outstanding as of December 31, 2009 is 870,000.

The Series B convertible preferred stock (Series B) has a par value of $0.001 per share.

•	From inception to December 31, 2004, the Company sold 3,172,736 shares at prices ranging from $0.515 to $0.75, resulting in net proceeds of $1,976.

•	From May through June 2005, the Company sold 200,000 shares of the Company’s Series B at a price of $0.75 per share, resulting in net proceeds to the Company of $150.

•	On March 14, 2006, $31 of notes payable, which includes accrued interest, were converted to 40,833 shares of the Company’s Series B at a price of $0.75 per share.

•	On September 14, 2006, $33 of notes payable, which includes related accrued interest, were converted to 49,754 shares of the Company’s Series B at a price of $0.675 per share.

•	On May 31, 2007, $788 of notes payable, which includes accrued interest, were converted to 1,303,474 shares of the Company’s Series B at a price ranging from $0.615 to $0.75 per share.

•	On July 30, 2007, the Company sold 452,508 shares of the Company’s Series B at a price of $1.989 per share, resulting in net proceeds to the Company of $900.

Certain terms of the Series B include, but are not limited to, the following:

•	Holders are entitled to voting rights equivalent to those rights available as if the preferred stock had been converted to common stock.

•	Holders are entitled to receive the same distributions as common stockholders. The right to receive dividends is not cumulative.

•	Holders are entitled to require the redemption of the preferred stock, upon a majority vote of the Series B holders.

•	Holders may convert to common stock at any time on a one-for-one basis. The conversion ratio is subject to adjustment for certain dilutive issues as defined.

•	Holders have approval rights with respect to certain defined transactions.

•	Holders are entitled to elect one (1) director, if at least 600,000 shares are outstanding.

The total of Series B shares outstanding as of December 31, 2009 is 5,219,305.

The Series C convertible preferred stock (Series C) has a par value of $0.001 per share.

During December 2008, the Company sold 654,334 shares at $7.64, resulting in net proceeds of $5,000.

Certain terms of the Series C include, but are not limited to, the following:

•	Holders are entitled to voting rights equivalent to those rights available as if the preferred stock had been converted to common stock.

•	Holders are entitled to receive the same distributions as common stockholders. The right to receive dividends is not cumulative.

•	Holders are entitled to require the redemption of the preferred stock, upon a majority vote of the Series C holders.

•	Holders may convert to common stock at any time on a one-for-one basis. The conversion ratio is subject to adjustment for certain dilutive issues as defined.

•	Holders are entitled to elect one (1) director, if at least 300,000 shares are outstanding.

•

At their sole discretion, but upon notification to the company and not later than May 12, 2012, Holders may exchange all purchased shares for a term note having the aggregate principal equal to the purchase price plus interest from the date of issuance on terms and conditions similar to the May 27, 2007 term note. In addition, holders will also receive warrants to purchase shares of common stock representing 0.33% of fully diluted outstanding shares at the time of conversion for each $1,000 in Series C converted. See Note 1 — Derivatives for further discussion.

As a result of the conversion of the Series C shares to debt (see Note 6 — Loans Payable), the total of Series C shares issued and outstanding as of December 31, 2009 is $0.

9. Stock Option Plan

Certain employees of the Company participate in the 2000 Stock Incentive Plan (the Plan), which is authorized to grant options to acquire 4,900,000 shares of common stock. In general, these units vest between 12 and 36 months, with a contractual life of ten years. However, in limited instances, accelerated vesting would occur due to a change in control in the Company, as defined in the Plan.

The Company adopted ASC No. 718 effective as of January 1, 2006, under the prospective transition method. The fair value of 120,000 options granted in January 2009 was estimated using the Black-Scholes option-pricing model. The fair value of options granted in the year ending December 31, 2009 was $142. Compensation expense related to stock options was $241 and $454 for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, approximately $4 of unrecognized compensation cost related to non-vested options is expected to be recognized over a period of approximately three months. When options are exercised, the Company issues new shares reserved for that purpose.

Unit option activity under the Plan was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding as of December 31, 2007	4,759,582	$0.57
Granted	165,000	2.00
Exercised	(480,704)	0.62
Forfeited	(150,000)	1.79

Outstanding as of December 31, 2008	4,293,878	0.57
Granted	120,000	2.00
Exercised	(1,141,293)	0.38
Forfeited	(7,500)	0.40

Outstanding as of December 31, 2009	3,265,085	$0.72

The following table summarizes information about stock options outstanding at December 31, 2009:

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.005 - $0.29	63,334	1.4	$0.05	63,334	$0.05
$0.32 - $0.50	1,543,966	0.8	0.43	1,543,966	0.43
$0.52 - $1.00	1,317,785	4.4	0.77	1,312,785	0.78
$2.00	340,000	8.6	2.00	225,000	2.00

	3,265,085			3,145,085

The Black-Scholes option-pricing model utilized the following assumptions for valuing options granted during 2009:

Risk-free interest rate	1.02%
Dividend yield	0.0%
Volatility factor of expected market price	95.0%
Weighted-average expected life of option	3.0 years

10. Profit Sharing Retirement Plan

The Company maintains an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), whereby employees may contribute a percentage of their compensation not to exceed the maximum amount allowable under the Code. Employee contributions may not exceed 75% of an employee’s plan compensation. Employees age 50 and over can make a catch-up contribution up to $5. Beginning in 2008, the Company matches 50% on the first 3% of eligible employee contributions subject to a graduated vesting schedule. The Company’s expense was $102 and $12 for the years ended December 31, 2009 and 2008, respectively.

Plan administrative costs charged to operations during 2009 and 2008 were $0 and $5, respectively.

11. Commitments and Contingencies

Capital Leases

The Company leases equipment under capital lease agreements, which extend through fiscal year 2012. As of December 31, 2009 and 2008, $336 and $0, respectively, of net book value of the Company’s property and equipment were under capitalized lease obligations. Future minimum lease payments under these capital leases and the present value of such payments as of December 31, 2009 are as follows:

Year ending December 31,
2010	$138
2011	138
2012	104
Thereafter	—

Total minimum lease payments	380
Less: amounts representing interest	(40)

Present value of minimum obligations under capital leases	$340
Less: current portion	(115)

Long term obligation under capital lease	225

Operating Leases

The Company leases office space, furniture, computer and office equipment under various operating leases.

Future annual minimum lease payments are as follows:

Years ending December 31,	Future minimum lease payments
2010	$785
2011	716
2012	182
2013	15
Thereafter	—

$1,698

Rent expense for the years ended December 31, 2009 and 2008, was approximately $1,435 and $962, respectively.

12. Income Taxes

Tax expense for the year ended December 31, 2009, was approximately $955. This included approximately $343 in Federal income tax expense, $162 in state income tax expense and $450 in income tax expense attributable to certain foreign subsidiaries. No income tax expense was recorded for the year ended December 31, 2008, because the Company, in certain markets, had net operating loss carryforwards sufficient to offset taxable income for the year. In the remaining markets, the Company had reported operating losses with no recognizable income tax benefit. Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% to net loss before income taxes, primarily as a result of certain non-cash interest expenses not deductable for tax purposes.

The Company’s temporary differences result in a gross deferred tax asset of approximately $930 and $1,310 at December 31, 2009 and 2008, respectively. The gross deferred tax asset is reduced by a related valuation allowance so that the net deferred tax asset is $0 at both 2009 and 2008. The principal temporary differences are net operating loss carryforwards, accruals, and depreciation expense.

The net change in the gross deferred tax asset of approximately $380 was primarily the result of a decrease in various accruals. At December 31, 2009 and 2008, the Company has net operating loss carryforwards and certain credits for federal, state and foreign income tax purposes of approximately $792 and $824, respectively, which expire in varying amounts beginning in 2020.

13. Concentration of Credit Risk

The Company maintains its cash balances at various financial institutions. Such balances are insured by the Federal Deposit Insurance Corporation up to $100. At December 31, 2009, the amount in excess of the limit is approximately $1,995. The Company also maintains bank accounts in foreign countries and at times during the year balances may exceed insured deposits of the particular country. At December 31, 2009, the Company had $364 in bank accounts in foreign countries.

Approximately 43% of the Company’s operating revenues in 2009 were derived from services provided to three customers. As of December 31, 2009, the Company had receivables from those customers of approximately $3,210.

14. Related Parties

The Company’s related-party transactions are as follows:

•	Debt outstanding to current and former employees is approximately $50 and $52 at December 31, 2009 and 2008, respectively.

•

Notes payable for short-term funding from related parties of $681 and $289 at December 31, 2009 and 2008, respectively. These funding loans bear interest at 6%, are unsecured, payable December 31, 2010, and are reflected in the accompanying financial statements as notes payable.

•

Accounts receivable due from a related party is approximately $211 and $0 at December 31, 2009 and 2008, respectively. Payables to the same related party is approximately $41 and $0 at December 31, 2009 and 2008, respectively. Revenues from the same related party is approximately $721 and $0 for the years ended December 31, 2009 and 2008, respectively.

15. Subsequent Events

We evaluated all events or transactions that occurred after the balance sheet date of December 31, 2009 through March 12, 2010, the date we issued these financial statements.

On December 21, 2009, the Company announced that it had signed a letter of intent to merge with Limelight Networks, Incorporated. Under the terms of the merger agreement, the holders of shares of EyeWonder capital stock outstanding at the completion of the merger will receive, in the aggregate, $62,000 in cash, subject to certain adjustments described in the merger agreement, and 12,740,000 shares of Limelight common stock. In addition, EyeWonder stockholders may receive up to 4,774,000 shares of Limelight common stock after the closing of the merger if certain performance metrics are satisfied.

Limelight will deduct an amount of cash and Limelight common stock with an aggregate value of $11,000 from the total merger consideration otherwise payable in the merger to holders of EyeWonder capital stock to be held in escrow as security for indemnification claims under the merger agreement. The escrow fund will be held until the earlier of the eighteen month anniversary of the date of the Merger Agreement or the fifteen month anniversary of the completion of the merger, subject to any unresolved indemnification claims.

In connection with the merger, Limelight has also agreed to establish a retention pool of 1,000,000 Limelight stock options under the 2007 Equity Incentive Plan to be issued to employees of EyeWonder following the closing of the merger. In addition, employees of EyeWonder may be issued up to 1,000,000 Limelight restricted stock units if certain performance metrics are satisfied.

The Merger Agreement also contains customary representations and warranties of EyeWonder and Limelight, covenants regarding the operation of the EyeWonder business prior to the closing date, and provisions regarding indemnification in favor of Limelight.

Completion is subject to a number of conditions, including due diligence, regulatory, shareholder and other necessary approvals. Completion is anticipated in the second quarter of 2010.

In connection with the acquisition of Vendi (See Note 5), the final contingent payment of €250 was made in February 2010 resulting in an increase in goodwill.